Exhibit 10.4

SERVICES AGREEMENT

This SERVICES AGREEMENT (this “Agreement”) is entered into, on this 1 day of January 2026, by and between Tarsier Pharma Ltd., a company registered under the laws of the State of Israel, with registration number 51-539864-2, which registered address is 19 Yahalom St., Zichron Yaacov, 3093765, Israel (the “Company”), and Natig, an Israeli company, 10 HaMa’apilim St., Zichron Yaacov, Israel (the “Service Provider”, together with the Company, each a “Party” and together, the “Parties”).

WHEREAS, the Company wishes to retain the services of the Service Provider, and the Service Provider wishes to provide the Company with certain services, as specified in this Agreement and its appendixes;

WHEREAS, the Parties intend that this Agreement shall replace and terminate in full (effective as of January 1, 2026) (i) that certain Consulting Agreement dated December 18, 2019 by and between the Company (previously named Tarsius Pharma Ltd.) and Mr. Arie Ganot, and (ii) that certain engagement agreement/letter dated May 31, 2016 by and between the Company and the Service Provider (together, the “Prior Agreements”);

WHEREAS, due to the Service Provider being an independent service provider, it is the Service Provider’s express desire to be engaged by the Company pursuant to the type of engagement specified herein and under the terms and conditions of this Agreement; and

WHEREAS, the Parties wish to set forth in writing their agreements and understanding with respect to provision of services by the Service Provider to the Company;

NOW, THEREFORE, in consideration of the promises and mutual agreements and undertakings set forth herein, and with the intention to be bound hereby, the Parties hereto agree as follows:

1.	Consulting Services

1.1.	The Services. As of January 1, 2026 (the “Commencement Date”), the Service Provider will be engaged by the Company, to provide the Company with the services, as set forth in the quotation attached hereto as Exhibit A (the “Services”), all in accordance with the terms set forth herein and subject to the Company’s guidelines, from time to time. The Service Provider hereby declares that it has the experience, talent, expertise and knowledge in order to perform the Services.

1.2.	Key Person (CFO Services). The Parties acknowledge and agree that the CFO services included in the Services shall be provided specifically and solely by the Service Provider’s employee, Mr. Arie Ganot (the “Key Person”). Any replacement of the Key Person and/or any material reduction of the Key Person’s involvement in providing such CFO services shall be subject to the Company’s prior written consent.

1.3.	Level of Service. The Service Provider shall utilize the highest professional skill, diligence, care and ethics to ensure that all Services are performed to the full satisfaction of the Company and to provide the expertise required in connection with such Services.

1.4.	Consultancy Services. The Parties acknowledge that the Services are of a consultancy nature, are rendered by the Service Provider/Key Person as an independent Party and not as an employee or office holder, that the Service Provider/Key Person shall have no managerial authority, and that any managerial or corporate decisions shall be made solely by Company’s management and board of directors (the “Board”).

1.5.	Reliance on Information. The Parties acknowledge that in providing the Services the Service Provider will rely in good faith on information provided to it by the Company.

1.6.	Insurance. The Company shall maintain a directors and officers insurance policy from a reputable insurer throughout the term of this Agreement, which shall include coverage for the Key Person in his capacity as a renderer of the Services under this Agreement.

1.7.	Service Provider’s Representations and Warranties.

1.7.1.	The Service Provider represents and warrants that the execution and delivery of this Agreement and the fulfillment of its terms: (i) will not constitute a default under or conflict with any agreement or other instrument to which it is a party or by which it is bound; and (ii) do not require the consent of any person or entity. Further, with respect to any past engagement of the Service Provider with third Parties and with respect to any engagement of the Service Provider with any third party during the term of its engagement with the Company (for purposes hereof, such third Parties shall be referred to as “Other Engagements”).

1.7.2.	The Service Provider acknowledges and agrees that, as of the Commencement Date, it has no claims, demands or causes of action against the Company arising out of or relating to the Prior Agreements, except for the Service Provider’s right to receive any fees expressly due and payable for services properly performed and actually invoiced under the Prior Agreements prior to the Commencement Date.

1.7.3.	The Service Provider represents, warrants and undertakes that: (a) its engagement with the Company is not and/or will not be in breach of any of its undertakings toward Other Engagements, and (b) it will not disclose to the Company, nor use, in provision of any services to the Company, any proprietary or confidential information belonging to any Other Engagements.

1.7.4.	The Service Provider agrees and undertakes to inform the Company, immediately after becoming aware of any matter that may in any way raise a conflict of interest between the Service Provider and the Company.

1.7.5.	During the term of this Agreement the Service Provider shall not receive any payment, compensation or benefit from any third party in connection, directly or indirectly, with its engagement in the Company.

1.7.6.	The Service Provider represents and warrants that it is duly registered with the all taxation and social authorities and is solely responsible for the payment of any and all taxes, social security and other payments due to its earnings and the employment or engagement of its personnel, including the Key Person.

1.7.7.	The Service Provider (including the Key Person and any other personnel of the Service Provider) shall have no authority to bind the Company or any of its affiliates, or to incur any obligation on behalf of the Company or any of its affiliates, unless expressly authorized in advance in writing by the Company. Without limiting the foregoing, the Service Provider shall not (and shall not purport to) enter into any contract, commitment or arrangement, open or operate any bank account, make any filing, or make or authorize any payment on behalf of the Company, except with the Company’s prior written authorization in each instance.

1.7.8.	The Service Provider shall perform the Services in accordance with all applicable laws, rules and regulations and shall comply with the Company’s reasonable written policies and procedures provided to the Service Provider from time to time (including, as applicable, information security, privacy, code of conduct, anti-bribery and whistleblower policies), to the extent applicable to the Services.

1.7.9.	The Service Provider shall implement and maintain reasonable administrative, technical and physical safeguards designed to protect Company data (including employee and payroll data) against unauthorized access, use, disclosure, alteration or destruction. The Service Provider shall not (and shall ensure its personnel do not) store Company data on personal devices or accounts. The Service Provider shall promptly (and in any event within forty-eight (48) hours) notify the Company of any actual or suspected unauthorized access to, or disclosure of, Company data relating to the Services and shall cooperate with the Company’s investigation and remediation efforts.

1.7.10.	The Service Provider shall not subcontract, delegate or otherwise assign performance of any of the Services (including bookkeeping and payroll services) to any third party without the Company’s prior written consent. The Service Provider shall be responsible for the acts and omissions of its personnel and any approved subcontractors as if they were the Service Provider’s own acts and omissions.

1.7.11.	The Service Provider shall maintain accurate and complete records relating to performance of the Services and amounts invoiced, and shall provide the Company with reasonable access to such records upon request for purposes of verification, audit support and regulatory compliance, subject to applicable law and confidentiality obligations.

1.7.12.	The Service Provider shall reasonably cooperate with, and provide information and documentation reasonably requested by, the Company’s independent auditors, accountants, banks, payroll providers, tax advisors and legal counsel, in each case to the extent related to the Services and subject to applicable law and confidentiality obligations.

1.8.	The Service Provider shall deliver to the management of the Company, upon the Company’s request, ongoing reports and documentation, which shall disclose all work or services conducted to the date of the report, including (a) any results, and ideas, developments or inventions derived, conceived or reduced to practice during the term of this Agreement, and shall be supported by appropriate documentation, such as graphs, computer programs, formulae, sketches, drawings, summaries and the like, when such supporting documentation is available and provided its disclosure is possible under law of agreement; and (b) any other information pertaining to the Service Provider’s engagement hereunder. The reports and/or documentation shall be provided on a monthly basis or upon request by the Company.

2.	Consideration and Reimbursement

2.1.	Consideration.

2.1.1.	In consideration for the Services hereunder, the Company agrees to pay the Service Provider such fees specified in Exhibit A attached hereto plus Value Added Tax (if applicable), against provision of a valid tax receipt, if applicable (the “Consideration”).

2.1.2.	At the end of each calendar month, the Service Provider will invoice the Company for the Services performed in such month.

2.1.3.	The Consideration shall be paid by the 10th day of each month in respect of Services performed in the immediately preceding month (unless otherwise set forth in Exhibit A).

2.1.4.	The Service Provider shall bear full responsibility for all tax obligations relating to the Consideration.

2.2.	Reimbursement of Expenses. The Company shall reimburse the Service Provider for reasonable pre-approved and customary out of pocket expenses incurred by the Service Provider in connection with the performance of its duties under this Agreement, subject to the provision of all invoices, receipts and other evidence of expenditure as may be required by Company and subject to the policy of the Company (collectively, the “Reimbursement of Expenses”).

2.3.	Sole Consideration. The above Consideration, IPO Bonus (if applicable) and Reimbursement of Expenses (together, the “Total Consideration”) shall be the sole and exclusive consideration entitled by the Service Provider for its Services rendered hereunder.

3.	Term; Termination

3.1.	The term of this Agreement (the “Consulting Term”) is as of the Commencement Date and shall continue until terminated in accordance with this Section 3.

3.2.	Either Party may terminate this Agreement at will, without reason or explanation, upon ninety (90) days advance written notice to the other Party (the “Notice Period”). During the notice period the Service Provider shall continue to provide all Services and shall be entitled to receive the Consideration detailed above.

3.3.	The Company may terminate this Agreement immediately without providing the Service Provider with the Notice Period upon any of the following (each, a “Cause”): (i) conviction of any felony by the Service Provider involving moral turpitude affecting the Company or any crime involving fraud; (ii) action taken by the Service Provider intentionally to harm the Company; (iii) embezzlement of funds of the Company or its affiliates by the Service Provider; (iv) falsification of Company’s records or reports by the Service Provider; (v) ownership by the Service Provider, directly or indirectly, of an interest in any person or entity (other than a minority interest in a publicly traded company) in competition with the products or services of the Company; (vi) any material breach of the Service Provider’s duties hereunder which, to the extent such breach is curable, has not been cured by the Service Provider within fourteen (14) days after its receipt of notice thereof from the Company containing a description of the breach; and (vii) any breach by the Service Provider of the Confidentiality Agreement (as defined below).

3.4.	Upon expiration or termination of this Agreement for any reason, and upon the Company’s request in connection with any transition of the Services (including in connection an M&A closing), the Service Provider shall promptly provide reasonable cooperation and transition assistance (including knowledge transfer, status updates, and handover of all work product, files and records, and a reasonable transfer of access/credentials to the extent within its control), and shall not withhold any Company materials or access for any reason; any transition assistance requested after the effective date of termination shall be billed at pre-approved hourly rates.

4.	PIIA/NCA Undertaking. Upon execution of this Agreement the Service Provider shall execute the Company’s Proprietary Information, Assignment of Inventions and Non-Competition Agreement attached as Exhibit B hereto (the “PIIA/NCA”). The PIIA/NCA shall survive the expiration or termination of this Agreement.

5.	Independent Contractor

5.1.	The Service Provider agrees and acknowledges that it is performing the Services hereunder as an independent contractor and that nothing in this Agreement shall be construed to create any relationship of employment, association, agency, partnership or joint venture between the Company and the Service Provider, nor shall it be construed to create any relationship other than that of principal and independent contractor between the Company and the Service Provider and that the Service Provider have consulted and received advice of counsel regarding same and have had sufficient opportunity to do so.

5.2.	The Parties further agree that except as otherwise stated in this Agreement, the Company shall have no right to control or direct the manner in which Service Provider performs its duties and services under this Agreement.

5.3.	The Service Provider understands and agrees that except as specifically provided in this Agreement or otherwise approved and directed by the Company, the Company does not grant the Service Provider the right or authority to make or give any agreement, statement, representation, warranty or other commitment, or to create any obligation of any kind, on behalf of the Company.

5.4.	The Service Provider shall be responsible, solely and exclusively, to comply with all of its obligations under law as a service provider or Service Provider to the Company, including, without limitation, for the payment of all taxes applicable to it as an independent contractor, including but not limited to social benefits, National Insurance and any other payments required by law (i) due on the Service Provider’s income, and (ii) the engagement by Service Provider of any persons on its behalf providing the Services, including the Key Person.

5.5.	The Service Provider will defend, indemnify and hold the Company harmless from and against all claims, damages, losses and expenses, including reasonable fees and expenses of attorneys relating to any obligation imposed upon the Company to pay any withholding taxes, social security, unemployment or disability insurance or similar items in connection with compensation received by Service Provider relating to the provision of Services under this Agreement or deriving from the adjudication of the existence of an employer-employee relationship between the Service Provider and the Company.

5.6.	In the event that the Company shall be demanded and/or obligated to pay the Service Provider, any of its employees or Service Providers or any third party, any amount, or give the Service Provider or any third party any right, all deriving from the existence of employer-employee relationship between the Service Provider and the Company, the Service Provider shall indemnify the Company for any and all costs, liabilities and expenses it may have in connection with such demand and/or obligation, including the economic value of such right and including legal expenses.

6.	Indemnity – Third Party Claims. The Service Provider shall indemnify, defend and hold harmless the Company, and its shareholders, employees, officers, directors, agents, subsidiaries, parents, affiliates, successors and assigns (each, a “Company Indemnitee”) from and against any and all third party claims, demands, actions or proceedings, and any related losses, damages, liabilities, judgments, penalties, fines, costs and expenses (including reasonable attorneys’ fees) arising out of or relating to: (a) the Service Provider’s performance or non-performance of the Services; (b) any breach of this Agreement (including its Exhibits) by the Service Provider or its personnel; or (c) the negligence, willful misconduct or violation of law by the Service Provider or its personnel, in each case to the extent caused by the Service Provider. The Service Provider’s obligations under this section shall not apply to the extent a claim is finally determined by a court of competent jurisdiction to have been caused by the gross negligence or willful misconduct of a Company Indemnitee. The Service Provider shall not settle any claim without the Company’s prior written consent (not to be unreasonably withheld or delayed) and shall permit the Company to participate in the defense with counsel of its choosing at its own expense.

7.	Miscellaneous.

7.1.	The preamble and schedules to this Agreement constitute an integral and indivisible part hereof. The Section headings herein are for convenience only and shall not affect the interpretation or construction of the provisions hereof.

7.2.	The following sections shall survive the termination of this Agreement: 1.4, 2.4, 3.2, 3.4, 4, 5, 6 and 7.

7.3.	This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel without giving effect to the principles of conflict of law thereof. The competent courts located in the city of Tel-Aviv-Jaffa shall have exclusive jurisdiction over any dispute arising in connection with this Agreement.

7.4.	No failure, delay of forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party’s rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either party of any terms of conditions hereof.

7.5.	The Service Provider may not assign, delegate or otherwise transfer (by operation of law or otherwise) this Agreement or any of its rights or obligations hereunder without the Company’s prior written consent, and any purported assignment, delegation or transfer in violation of the foregoing shall be null and void. The Company may assign this Agreement without the Service Provider’s consent (a) to any affiliate, or (b) in connection with any merger, consolidation, reorganization, change of control, or sale of all or substantially all of the Company’s assets (including by way of an equity sale), provided that any such assignee shall assume in writing the Company’s obligations under this Agreement.

7.6.	In the event it shall be determined under any applicable law that a certain provision set forth in this Agreement is invalid or unenforceable, remaining provisions of this Agreement shall not be affected.

7.7.	This Agreement (including its Exhibits) constitutes the entire understanding and agreement between the Parties hereto, supersedes any and all prior discussions, agreements and correspondence with regard to the subject matter hereof, and may be amended only by written consent of both Parties.

7.8.	The Service Provider acknowledges and confirms that all terms of this Agreement are personal and confidential and undertakes to keep such term in confidence and refrain from disclosing such terms to any third party.

7.9.	The addresses of the Parties for purposes of this Agreement shall be the addresses set forth above or any other address, which shall be provided by notice. All notices in connection with this Agreement shall be sent by registered mail or delivered by hand to the addresses set forth above and shall be deemed to have been delivered to the other party at the earlier of the following: (i) 2 Business Days, if sent by registered mail or (ii) 3 Business Days from the date of mailing; if delivered by hand – upon actual delivery or proof of delivery (in the event of a refusal to accept it) at the address of the addressee. Delivery by facsimile or electronic mail shall be sufficient and be deemed to have occurred upon electronic confirmation or receipt if on a Business Day and if not, on the first Business Day thereafter (“Business Day” shall mean a day in which the banks in Israel are generally open for business).

7.10.	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the Parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Services Agreement has been executed by the Parties hereto as of the date first above written.

Tarsier Pharma Ltd.	Natig

Name:	Name:
Title:	Title:

The Key Person hereby undertakes to personally abide by the following sections of the Agreement: 1.3, 1.4, 2.4, 5, 6 and 7.

Arie Ganot:	/s/ Arie Ganot

Exhibit B

Proprietary Information, Non-Competition and Assignment of Inventions Agreement

(the “PIIA/NCA”)

The Service Provider acknowledges that as a result of services provided to the Company under the Services Agreement dated as of January 1, 2026, by and between Tarsier Pharma Ltd. (the “Company”) and the Service Provider (the “Services Agreement”), the Service Provider and its personnel (including, without limitation, Mr. Arie Ganot) may develop, receive, or otherwise have access to confidential or proprietary information which is of value to the Company. Accordingly, as a condition to the Service Provider’s provision of services to the Company, the Service Provider agrees as follows:

1.	Nondisclosure

1.1.	Recognition of Company’s Rights; Nondisclosure. At all times during the term of the Services Agreement and thereafter, the Service Provider shall (and shall cause its personnel to) hold in strictest confidence and not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with performance of the Services, or unless an officer of the Company or the board of directors of the Company (the “Board”) expressly authorizes such in writing or unless such information becomes public knowledge. The Service Provider shall obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to the Service Provider’s work with the Company and/or incorporates any Proprietary Information. The Service Provider hereby assigns to the Company any rights it may have or acquire in such Proprietary Information and recognizes that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2.	Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company that is disclosed to the Service Provider or to which the Service Provider (or any of its personnel) is otherwise exposed. By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, processes, data, and other works of authorship(excluding inventions not assignable under Section 2.3, hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of employees of the Company. Notwithstanding the foregoing, it is understood that the Service Provider is free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this PIIA/NCA, to whatever extent and in whichever way it wishes.

1.3.	Third Party Information. The Service Provider understands, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of the Services Agreement and thereafter, the Service Provider shall (and shall cause its personnel to) hold Third Party Information in the strictest confidence and not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with the Services rendered to the Company, Third Party Information, unless expressly authorized by the Board or by an officer of the Company in writing.

1.4.	No Improper Use of Information of Prior Employers and Others. During the term of the Services Agreement, the Service Provider shall not (and shall cause its personnel to not) improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom the Service Provider or such personnel have an obligation of confidentiality, and shall not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom the Service Provider or such personnel have an obligation of confidentiality unless consented to in writing by that former employer or person.

2.	Acknowledgement of Ownership; Assignment of Inventions.

2.1.	Proprietary Rights. The term “Proprietary Rights” shall mean: (i) patents, whether in the form of utility patents or design patents and all pending applications for such patents; (ii) trademarks, trade names, service marks, designs, logos, trade dress, and trade styles, whether or not registered, and all pending applications for registration of the same; (iii) copyrights or copyrightable material, including but not limited to books, articles and publications, whether or not registered, and all pending applications for registration of the same; (iv) inventions, research records, trade secrets, confidential information, product designs, engineering specifications and drawings, technical information, formulae, customer lists, supplier lists and market analyses; (v) computer programs, including, without limitation, computer programs embodied in semiconductor chips or otherwise embodied, and related flow-charts, programmer notes, updates and data, whether in object or source code form; and (vi) all other intellectual property rights throughout the world.

2.2.	Assignment of Inventions. Subject to Sections 2.3 and 2.5, the Service Provider hereby assigns and agrees to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all of the Service Provider’s and its personnel’s right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by the Service Provider or its personnel, either alone or jointly with others, during the term of the Services Agreement, and which are the result of the provision of Services pursuant to the Services Agreement. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.” The Service Provider shall promptly disclose and describe to the Company all Inventions which the Service Provider or its personnel may solely or jointly conceive, develop, or reduce to practice during the term of the Services Agreement (i) which relate to the Company’s current or proposed business or actual or demonstrably anticipated research or development, (ii) which are developed in whole or in part on the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or trade secret information, or (iii) which result directly or indirectly from any work performed for the Company. The Service Provider agrees to assign and does hereby assign to the Company or its designee(s) all right, title and interest worldwide in such Company Inventions and in all intellectual property rights based upon such Inventions.

2.3.	Non-assignable Inventions. This PIIA/NCA will not be deemed to require assignment of any invention which was developed entirely on the relevant individual’s own time without using the Company’s equipment, supplies, facilities, or Proprietary Information and neither related to the Company’s actual business, research or development, nor resulted from work performed for the Company.

2.4.	Moral Rights. The Service Provider agrees that Moral Rights (as defined below), upon creation, are considered Inventions of the Company and shall be the sole property of the Company and its assignees, and the Company and its assignees shall be the sole owner thereof. The Service Provider shall cause its personnel to forever waive and agree never to assert any and all Moral Rights that they may have in or with respect to any Inventions, even after termination of engagement on behalf of the Company. “Moral Rights” means any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country in the world, or under any treaty.

2.5.	Works for Hire. The Service Provider acknowledges that all original works of authorship which are made by the Service Provider or its personnel (solely or jointly with others) during the term of the Services Agreement, which are the result of the provision of Services pursuant to the Services Agreement and which are protectable by copyright, are the property of the Company pursuant to applicable copyright law.

2.6.	Enforcement of Proprietary Rights.

2.6.1	The Service Provider shall assist the Company in every proper way to obtain, and from time to time enforce, any Proprietary Rights relating to Company Inventions in any and all countries. To that end the Service Provider shall execute, verify and deliver (and shall cause its personnel to execute, verify and deliver) such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, the Service Provider shall execute, verify and deliver (and shall cause its personnel to execute, verify and deliver) assignments of such Proprietary Rights to the Company or its designee. The Service Provider’s obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue indefinitely beyond the termination of the Services Agreement, but the Company shall compensate the Service Provider at a reasonable rate after such termination for time actually spent by the Service Provider’s personnel at the Company’s request on such assistance.

2.6.2	In the event the Company is unable for any reason, after reasonable effort, to secure the signature of the relevant personnel on any document needed in connection with the actions specified in the preceding paragraph, the Service Provider hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Service Provider’s agent and attorney in fact, which appointment is coupled with an interest, to act for and on the Service Provider’s behalf (and, if applicable, on behalf of such personnel) to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by the Service Provider. The Service Provider hereby waives and quit claims to the Company any and all claims, of any nature whatsoever, which the Service Provider now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

2.7.	Service Inventions:

2.7.1	Sections 2.2, 2.3 and 2.5 above will apply to any “Service Inventions” as defined in the Israeli Patent Law, 5727-1967 (the “Patent Law”), it being clarified that under no circumstances will Service Provider’s personnel be deemed to have any proprietary right in any such Service Invention, notwithstanding the provision or non-provision of any notice of an invention and/or Company response to any such notice, under Section 132(b) of the Patent Law.

2.7.2	This Agreement is expressly intended to be an agreement with regard to the terms and conditions of consideration for Service Inventions in accordance with Section 134 of the Patent Law. Service Provider acknowledges and agrees and will have its personnel acknowledge and agree that Service Provider and its personnel will not be entitled to additional royalties, consideration or other payments with regard to any Company Inventions, Service Inventions or any of the intellectual property rights set forth above, including any commercialization of such Company Inventions, Service Inventions or other intellectual property rights, and do hereby explicitly, irrevocably and unconditionally waive the right to receive any such additional royalties, consideration or other payments.

2.7.3	Without derogating from the aforesaid, it is hereby clarified that the level of the compensation payable to Service Provider in consideration for the services provided to the Company has been established based upon (among other things) the aforementioned waiver of rights to receive any such additional royalties, consideration or other payments, and that the compensation as an independent service provider of the Company includes full and final compensation and consideration to which Service Provide or its personnel may be entitled under law with respect to any Company Inventions, Service Inventions or any of the intellectual property rights set forth above.

3.	Records. The Service Provider agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by the Service Provider or its personnel and all Company Inventions made by the Service Provider or its personnel during the term of the Services Agreement that are the result of the provision of Services pursuant to the Services Agreement, which records shall be available to and remain the sole property of the Company at all times.

4.	Competitive Activities. During the term of the Services Agreement and for a period of twelve (12) months from the date of termination of the Services Agreement for any reason (the “Termination Date”), the Service Provider shall not, and shall cause the Key Person not to, directly or indirectly: (A) carry on or hold an interest in any company, venture, entity or other business (other than a minority interest in a publicly traded company) that develops, markets or otherwise offers products or services in the field of ophthalmology (a “Competing Business”) (including, without limitation, as a shareholder); (B) solicit, canvass or approach or endeavor to solicit, canvass or approach any person who, to the Service Provider’s knowledge, was provided with services by the Company at any time during the twelve (12) months immediately prior to the Termination Date, for the purpose of offering services or products which directly compete with the services or products supplied by the Company at the Termination Date; or (C) employ, solicit or entice away or endeavor to solicit or entice away from the Company any person employed or engaged by the Company any time during the twelve (12) months immediately prior the Termination Date with a view to inducing that person to leave such engagement and to act for another in the same or a similar capacity.

5.	No Conflicting Obligation. The Service Provider represents that performance of all the terms of this PIIA/NCA and performance of the Services does not and will not breach any agreement to keep in confidence information acquired in confidence or in trust prior to the Service Provider’s relationship with the Company. The Service Provider has not entered into, and agrees it will not enter into, any agreement either written or oral in conflict herewith.

6.	Return of Company Documents. At the conclusion of the Services Agreement or upon the Company’s earlier request (including in connection with a transition of services), the Service Provider will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company, in each case in the Service Provider’s possession or control.

7.	General Provisions.

7.1.	Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

7.2.	Assignment. This PIIA/NCA’s assignment terms shall be identical to those of the Services Agreement.

7.3.	Survival. The provisions of this Agreement shall survive both the termination of the Services Agreement and the assignment of this Agreement by the Company to any successor in interest or other assignee.

7.4.	Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

7.5.	Entire Agreement. The obligations pursuant to Sections 1 and 2 of this PIIA/NCA shall apply to any time during which the Service Provider or the Key Person provided services to the Company if no other agreement governs nondisclosure and assignment of inventions during such period. This PIIA/NCA is the final, complete and exclusive agreement of the Parties with respect to the subject matter hereof and supersedes and merges all prior discussions or agreements between them with respect to the subject matter hereof. No modification of or amendment to this PIIA/NCA, nor any waiver of any rights under this PIIA/NCA, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in duties, fees or compensation will not affect the validity or scope of this PIIA/NCA.

7.6.	Injunction. Service Provider agrees that it would be difficult to measure damage to the Company from any breach of the promises set forth in Section 1, and that injury to the Company from any such breach would be impossible to calculate, and that money damages would therefore be an inadequate remedy for any such breach. Accordingly, Service Provider agrees that if it breaches any provision of Section 1 hereof, the Company will be entitled, in addition to all other remedies it may have, to an injunction or other appropriate orders to restrain any such breach without showing or proving any actual damage sustained by the Company.

7.7.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without giving effect to the rules respecting conflict-of-law. The competent courts located in the city of Tel-Aviv-Jaffa shall have exclusive jurisdiction over any dispute arising in connection with this Agreement.

This Proprietary Information, Non-Competition and Assignment of Inventions Agreement shall be effective as of the first day of the term of the Services Agreement by and between the Parties hereof.

THE SERVICE PROVIDER HAS READ THIS PIIA/NCA CAREFULLY AND UNDERSTANDS ITS TERMS.

Natig

By:
Name:
Title:

Key Person: I agree to personally abide by the terms of this PIIA/NCA (provided, however, that in the event that as part of my engagement with the Service Provider I have executed an intellectual property assignment to the benefit of the Service Provider, then my undertakings with respect to section 2 shall be construed between myself and the Service Provider in a manner sufficient to allow the Service Provider to meet its undertakings under section 2)

Arie Ganot:	/s/ Arie Ganot

ACCEPTED AND AGREED TO:

Tarsier Pharma Ltd.

By:	/s/ Daphne Haim-Langford
Name:	Daphne Haim-Langford, PhD
Title:	CEO